Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701
News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Reports Revenue for Fourth Quarter and Year 2006
Company Announces Review of Stock Option Granting Practices

Irving, Texas, February 2, 2007 Thomas Group, Inc. (NasdaqGM:TGIS), a leading operations and process improvement firm, today reported revenue and selected data for the three months and year ended December 31, 2006. In addition, the Company announced it recently initiated an internal review of its historical stock option practices and related accounting, as described below. Upon completion of the review, the Company expects to report fourth quarter and year 2006 results and file its 2006 Form 10-K by the March 31, 2007 filing deadline.

Revenues: Revenues increased 26% to $14.8 million in the fourth quarter of 2006 compared to $11.7 million in the fourth quarter of 2005. For the year 2006, revenues increased 38% to $59.5 million compared to $43.1 million in 2005.

“We are pleased with our growth in 2006,” said Jim Taylor, CEO.  “Our business model of organic growth while maintaining high utilization of our Resultants produced outstanding results for our shareholders in 2006, as evidenced by the increase in our stock price during the year and two increases in our annual dividend policy. We remain focused on our goals as we head into 2007.”

Business Development:  During the fourth quarter of 2006, the Company signed $18.3 million in new and extended business, pushing the total for 2006 to $59.5 million. US Government contract signings increased 39% to $53.4 million and commercial contract signings increased 153% to $6.1 million during the year. In total, contract signings increased 46% to $59.5 million when compared to $40.8 million in 2005.  For the year, 90% of bookings have been US government contracts and 10% have been commercial contracts.

Backlog:  On December 31, 2006, the Company had signed backlog of $16.1 million, all contracted for 2007. Backlog consists of $13.3 million in US government business under contract and $2.8 million in commercial business under contract. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

Review of Stock Option Granting Practices

The Company’s Board of Directors, with oversight by the Company’s Audit Committee, which is comprised solely of independent directors, has recently initiated a review of the Company’s historical stock option practices and related accounting.  This voluntary review was initiated in connection with the Company’s assessment of its historical capitalization documentation and not in response to any inquiry from the Securities and Exchange Commission or any other regulatory agency.  The review is being conducted with the assistance of the Company’s outside legal counsel and forensic accountants. Until the review process is completed, the Company will not be able to comment further on any aspect of the review or the possible outcome thereof.  Upon the completion of the review process, the Company will announce whether any prior or current period financial statement adjustments will be required, the related tax consequences from any such adjustments, and whether any such adjustments will require any restatement of prior period financial statements.

At that time, the Company will announce its complete financial results for the fourth quarter and year 2006.  At this time, the Company does, however, expect to report fourth quarter and year 2006 results and file its 2006 Form 10-K by the March 31, 2007 filing deadline.

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Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results Company SM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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